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As filed with the Securities and Exchange Commission on July 11, 2003

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INVERNESS MEDICAL INNOVATIONS, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	51 Sawyer Road, Suite 200 Waltham, Massachusetts 02453 (781) 647-3900 (Address of Registrant's principal executive offices)	04-3565120 (I.R.S. Employer Identification No.)

OSTEX INTERNATIONAL, INC. AMENDED AND RESTATED STOCK OPTION PLAN
OSTEX INTERNATIONAL, INC. AMENDED AND RESTATED 1994 STOCK OPTION PLAN
OSTEX INTERNATIONAL, INC. AMENDED AND RESTATED DIRECTORS' NONQUALIFIED STOCK OPTION PLAN
(Full Title of the Plan)

Ron Zwanziger
Chairman, Chief Executive Officer and President
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:
Stephen W. Carr, P.C.
Scott F. Duggan, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amounts to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, par value $.001 per share	292,610 shares(2)	$18.40	$5,384,024	$436

(1)
This Registration Statement also relates to such indeterminate number of additional shares of Common Stock, par value $.001 per share, of Inverness Medical Innovation, Inc. ("Common Stock") as may be required pursuant to the Ostex International, Inc. Amended and Restated Stock Option Plan, Ostex International, Inc. Amended and Restated 1994 Stock Option Plan and Ostex International, Inc. Amended and Restated Directors' Nonqualified Stock Option Plan (the "Plans") in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under the Plans or other similar event.

(2)
This Registration Statement relates to 4,291 shares of Common Stock that may be issued upon the exercise of options granted under the Ostex International, Inc. Amended and Restated Stock Option Plan (the "Old Options") and assumed by Inverness Medical Innovations, Inc. (the "Company"), 235,276 shares of Common Stock that may be issued upon the exercise of options granted under the Ostex International, Inc. Amended and Restated 1994 Stock Option Plan and assumed by the Company (the "1994 Options"), and 53,043 shares of Common Stock that may be issued upon the exercise of options granted under the Ostex International, Inc. Amended and Restated Directors' Nonqualified Stock Option Plan and assumed by the Company (the "Directors' Options," and together with the Old Options and the 1994 Options, the "Options").

(3)
This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purposes of determining the amount of the registration fee. The price per share and aggregate offering price are based upon the weighted average exercise price of the Options.

(4)
Pursuant to Rule 457(p) under the Securities Act, the full registration fee of $436 is paid by offset of $591 of the filing fee paid with Registration Statement No. 333-101078 initially filed by the Company on November 7, 2002 and associated with $6,248,749 of unsold securities registered on that Registration Statement.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information*

Item 2.    Registrant Information and Employee Plan Annual Information*

        * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

        Incorporated by reference in this Registration Statement are the documents listed in (a) through (i) below, which have previously been filed by Inverness Medical Innovations, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

  (a)
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  (b)
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

  (c)
  Current Report on Form 8-K, event date February 19, 2003, which was filed on February 19, 2003;

  (d)
  Current Report on Form 8-K, event date April 11, 2003, which was filed on April 18, 2003;

  (e)
  Current Report on Form 8-K, event date April 21, 2003, which was filed on April 22, 2003;

  (f)
  Current Report on Form 8-K/A, event date April 11, 2003, which was filed on May 29, 2003;

  (g)
  Current Report on Form 8-K, event date June 6, 2003, which was filed on June 10, 2003;

  (h)
  Current Report on Form 8-K, event date June 30, 2003, which was filed on July 9, 2003; and

  (i)
  The description of the Company's common stock contained in its Registration Statement on Form 8-A, filed on November 21, 2001 (file no. 001-16789), including all amendments and reports updating such description.

        In addition, all documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.    Interests of Named Experts and Counsel

        Goodwin Procter LLP, Boston, Massachusetts, will pass upon the validity of the shares of Common Stock of the Company offered by this Registration Statement. The owners and presidents of four professional corporations, which are partners in the firm of Goodwin Procter LLP beneficially own an aggregate of approximately 4,133 shares of Common Stock of the Company, 6,666 shares of Common Stock of the Company, 1,666 shares of Common Stock of the Company and 23,361 shares of Common Stock of the Company, respectively.

Item 6.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys' fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions, no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person's duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

        Article V of the Company's bylaws provides that the Company shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, trustee, partner, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.

        Section 145(g) of the Delaware General Corporation Law and Article V of the bylaws of the Company provide that the Company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

        The Company has obtained insurance covering its directors and officers against losses and insuring the Company against certain of its obligations to indemnify its directors and officers.

        Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware regarding the unlawful payment of dividends, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall

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eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

        Pursuant to the Delaware General Corporation Law, Article VII of the certificate of incorporation of the Company eliminates a director's personal liability for monetary damages to the Company and its stockholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

Item 8.    Exhibits

        The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2001)
4.2	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of the Company (incorporated herein by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated December 20, 2001)
4.3	Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2001)
*5.1	Legal opinion from Goodwin Procter LLP
*23.1	Consent of Ernst & Young LLP, as independent auditors
*23.2	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)
*24.1	Power of attorney (included in the signatory page to this Registration Statement)
*99.1	Ostex International, Inc. Amended and Restated Stock Option Plan
99.2	Ostex International, Inc. Amended and Restated 1994 Stock Option Plan (incorporated herein by reference to Appendix B of Ostex International, Inc.'s Proxy Statement on schedule 14A filed on March 22, 2001)
99.3	Ostex International, Inc. Amended and Restated Directors' Nonqualified Stock Option Plan (incorporated herein by reference to Appendix B of Ostex International, Inc.'s Proxy Statement on schedule 14A filed on March 30, 2000)

*
Filed herewith

Item 9. Undertakings

  (a)
  The undersigned Company hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

      (i)
      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low

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        or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              PROVIDED, HOWEVER, that paragraphs (a) (1) (i) and (a) (1) (ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 11th day of July, 2003.

INVERNESS MEDICAL INNOVATIONS, INC.
By:	/s/ RON ZWANZIGER Ron Zwanziger
Title: Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ron Zwanziger and Duane L. James as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RON ZWANZIGER Ron Zwanziger	Chairman, Chief Executive Officer and President (Principal Executive Officer)	July 11, 2003
/s/ DUANE L. JAMES Duane L. James	Vice President of Finance and Treasurer (Principal Financial Officer and Principal Accounting Officer)	July 11, 2003
/s/ ERNEST A. CARABILLO, JR. Ernest A. Carabillo, Jr.	Director	July 11, 2003
/s/ CAROL R. GOLDBERG Carol R. Goldberg	Director	July 11, 2003

/s/ ROBERT P. KHEDERIAN Robert P. Khederian	Director	July 11, 2003
/s/ JOHN F. LEVY John F. Levy	Director	July 11, 2003
/s/ DAVID SCOTT, PH.D. David Scott, Ph.D.	Director	July 11, 2003
/s/ PETER TOWNSEND Peter Townsend	Director	July 11, 2003
/s/ JOHN A. QUELCH John A. Quelch	Director	July 11, 2003
/s/ ALFRED M. ZEIEN Alfred M. Zeien	Director	July 11, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Company (incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2001)
4.2
Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of the Company (incorporated herein by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated December 20, 2001)
4.3	Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2001)
*5.1	Legal opinion from Goodwin Procter LLP
*23.1	Consent of Ernst & Young LLP, as independent auditors
*23.2	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)
*24.1	Power of attorney (included in the signatory page to this Registration Statement)
*99.1	Ostex International, Inc. Amended and Restated Stock Option Plan
99.2
Ostex International, Inc. Amended and Restated 1994 Stock Option Plan (incorporated herein by reference to Appendix B of Ostex International, Inc.'s Proxy Statement on schedule 14A filed on March 22, 2001)
99.3
Ostex International, Inc. Amended and Restated Directors' Nonqualified Stock Option Plan (incorporated herein by reference to Appendix B of Ostex International, Inc.'s Proxy Statement on schedule 14A filed on March 30, 2000)

*
Filed herewith

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PART 1
PART II
SIGNATURES
EXHIBIT INDEX